Exhibit T3A.136

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 05/15/2001 010233499 – 3392397

CERTIFICATE OF FORMATION

OF

MORTGAGE HOLDINGS, LLC

The undersigned, acting as the organizer of a limited liability company under the Delaware Limited Liability Company Act (the “Act”), hereby submits the following Certificate of Formation for such limited liability company:

1. The name of the limited liability company is:

Mortgage Holdings, LLC

2. The address of its registered office in the State of Delaware is:

Corporation Trust Center, 1209 Orange Street

City of Wilmington, New Castle County, Delaware 19801

The name of its registered agent at such address is:

The Corporation Trust Company.

3. The latest date on which the limited liability company is to dissolve is December 31, 2050.

4. The limited liability company shall engage in and transact any and all lawful business activities permitted limited liability companies under the laws of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Mortgage Holdings, LLC this 15th day of May, 2001.

By:	/s/ Jeffery V. Curry
Jeffery V. Curry, Organizer